STAAR Surgical Company

Fourth Quarter and Fiscal Year 2007 Conference Call

March 6, 2008, 5:00 PM ET

Operator:

Good afternoon ladies and gentlemen. Thank you so much for standing by and welcome to the STAAR Surgical Q407 Results Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you do have a question, please press the star, followed by the one, on your touch-tone phone. Once making that choice, if you decide you would like to withdraw your question, pressing the star, followed by the two, will remove your line from the queue. Also if you are using speaker equipment today, please note, you do need to lift your handset prior to making that selection. As a reminder, this conference is being recorded today on Thursday the 6th of March 2008.

We’ll now turn the conference over to Mr. Doug Sherk of the EBC Group. Please go ahead, sir.

Doug Sherk:

Thank you, Operator, and good afternoon, everyone. This is Doug Sherk with the EBC Group. Thank you for joining us this afternoon for the STAAR Surgical conference call to review the financial results for the fourth quarter and year end of 2007, which ended on December 28.

The news release announcing the fourth quarter and year end results crossed the wire this afternoon shortly after the market close. If you haven’t received a copy of the release and would like one, please call our office at 415-896-6820 and we’ll get one to you immediately. Additionally, we’ve arranged for a taped replay of this call which may be accessed by phone. The replay will become available approximately one hour after the call’s conclusion and will remain available for seven days. The dial-in number to access the replay is 800-405-2236 or for international callers, 303-590-3000. Both numbers will require a pass code of 11100168 followed by the pound sign. That’s again is 11110168 followed by the pound sign. The call is being broadcast live and is—and an archive replay will also be available. To access the webcast go to STAAR’s website at www.staar.com.

Before we get started, during the course of this conference call the Company will make projections or other forward-looking statements regarding future events, including statements about sales and the Company’s beliefs about its revenues and net earnings for 2007. We wish to caution you that all statements that are—excuse me, and that’s also for 2008. We wish to caution you that statements that are not statements of historical facts that are forward-looking statements include any projections of earnings, revenues, sales, cash or other financial statements; any statements of the plans, strategies and objectives of management for future operations; any statements regarding expectations that is in excess of the ICL or other products in the U.S. or international markets; any statements concerning proposed new products and government approval of new products, services or developments; statements of expectations regarding pending transactions; any statements regarding future economic conditions or performance; statements of belief and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this conference call and are subject to numerous risks and uncertainties and risks which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include are limited capital resources and limited access to financing; our ability to overcome negative publicity resulting from warning letters and other correspondence from the FDA office of compliance; the willingness of surgeons and patients to do—adopt a new product and procedure and our ability to launch and market the ICL in the U.S. while overcoming the foregoing challenges; our ability to capitalize on the opportunity presented by the U.S. ICL approval depends on our overall financial condition which can be added, firstly affected by general economic conditions and other factors beyond our control and—including those detailed from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

Now I’d like to turn the call over to Barry Caldwell, President and Chief Executive Officer of STAAR Surgical.

Barry Caldwell:

Thanks, Doug, and good afternoon, everyone. Thank you for joining us today to review our fourth quarter and full year 2007 results. With me today is Deborah Andrews, our Chief Financial Officer. After my opening remarks, Deborah will cover the financial highlights of the fourth quarter and fiscal year and then we’ll take your questions.

It’s been three months since we implemented the leadership transition here at STAAR Surgical, and I’d like to focus my remarks today on the progress we’ve made over that time frame. I would like to first thank Dave Bailey for his commitment to a smooth transition. We’ve worked well together, and as a team, we’re determined to continue our international growth, right to ship in the U.S., reduce our cash burn and avoid potential future dilution to our shareholders. We’ve made progress on all fronts during the past months, and I’d like to share with you some examples of that progress.

First, overall cash burn is the top priority for the Company. During 2007 several steps were taken that produced tangible results. In December we began a process to very closely rationalize and evaluate our spending levels. Our evaluation had identified opportunities that we expect to yield approximately $3 million in cost savings during 2008. These initiatives include streamlining our U.S. organization by reducing levels of spending in all areas so that we can right size our business; renegotiating or eliminating certain obligations and eliminating all executive bonus opportunities until we generate consistent positive trends in the business. These initiatives began during the first quarter.

We also are beginning a process which will generate manufacturing efficiencies by rationalizing product lines. In addition, we’ve established a taskforce comprised of certain senior management team members to identify and implement an additional 2 to 3 million in global cost reduction initiatives. Implementing these additional costs should be completed by the beginning of second quarter. In total, this represents a reduction of 5 to $6 million in spending from the 2007 level. We’ve already identified 90% of these reductions. Combined with the actions taken last year by Dave and the team, these additional savings and a modest increase in our revenue trends, we believe we can significantly reduce our cash burn and position the Company for profitability.

The disruption generated from the distribution issues surrounding the change in management of our independent sales team in the U.S., in my view certainly negatively impacted our sales throughout the year. The good news is that we seem to be making progress in this distribution channel and others. During the first 48 shipping days for 2008 our U.S. refractive sales have increased by a double digit percentage. Let me caution this only represents 75% of the shipping days for the first quarter, and there’s no guarantee this positive performance will continue. Our sales team needs to stay focused on a new strategy and work hard to continue this positive trend.

Our international sales grew 17% during 2007 and a key to building shareholder value will be to continue that strong growth from our international operations. With our transition in December, Dave Bailey is now focused on doing just that. The completion of the acquisition of all the other shareholders’ interest in our Japanese joint venture, Canon Staar, was achieved at year’s end. At its current sales level, we expect to—we expect that STAAR Japan will add in excess of $12 million of revenue to STAAR Surgical in 2008, as well as provide a boost to our gross margin. In addition, the acquisition gives STAAR exclusive control over the rights to use our patents and other proprietary technology in Japan, China and worldwide while strengthening our intellectual property position in areas such as the preloaded injector systems.

As Dave Bailey mentioned in the third quarter call, the Japanese market acts as the sphere of influence for the Asian market including China. Because of this, Dave has made growing STAAR’s business in the Japanese market his number one objective for the year. We’ve made good progress so far, but we need to have a continued focus on this for the remainder of the year.

We received an additional boost when the state food and drug administration of China granted us approval to market the STAAR Visian Toric lens, as well as the STAAR Visian Hyperopic lens, which is an implantable Collamer® lens to correct hyperopia for far-sightedness. I won’t dwell on this important milestone which we detailed in a news release last week, but suffice to say we believe these approvals open new opportunities for us in China, which has already experienced excellent growth with the ICL product during its first year.

Now let’s turn to the U.S. Domestically the U.S. refractive business organization has been realigned. In early August we outlined our strategy to create a separate direct refractive sales team in the U.S. for our Visian ICL comprised of application specialists, practiced development managers, both led by regionally-based refractive sales managers. Our strategy has evolved to profiling and targeting key refractive surgeons who are committed to the Visian ICL technology and then surround them with support. Last week I happened to be travelling on the east coast, and I met with four refractive surgeons, each of whom wants to do more Visian ICL procedures. So our goal, our objective, our regional team’s objective will be to work with these surgeons, as well as other motivated surgeons to build their Visian practice.

Recently the Visian ICL has received some excellent media coverage, including the story by the NBC news team in San Francisco on a Visian procedure performed by Dr. Steven Chang on a professional surfer, and on this past Tuesday Dr. Brian Boxer-Wachler performed a live Visian procedure during The Today Show on an NBC sports commentator. If you’re interested in seeing The Today Show coverage, you can go to our press release which has the website information for viewing.

Some of you may have interest in an update on the Toric ICL approval process for the U.S. The independent third party audit firm approved by the FDA has completed their onsite audit of all seven clinical sites. They are now preparing their report to the FDA and we await any comments that might arise from that audit. The FDA has further authorized the audit firm to begin the next step in the process which is to audit the data and quality system here at STAAR in Monrovia. That audit is scheduled to begin in mid-March and should last about four weeks.

During 2007 cataracts sales declined steadily. Despite the issues associated with the recently-expired regional manufacturer’s representative contracts, a majority of the targeted independent territory representatives have agreed to stay with STAAR. This is a significant step in maintaining continued quality service for STAAR’s current U.S. cataract customer base. We’ve now moved to a direct management structure with this independent sales team. We believe it will provide a more focused direction for the STAAR product offerings.

During 2008 we’re planning to introduce new delivery systems for our Collamer® IOL products, make some submissions for NTIOL status on three IOL products and seek approval of the preloaded system in the U.S. One of our new delivery systems for the Collamer® IOL is in pre-market release now. It is the nanoPOINT™ injector, which delivers a Collamer® IOL through a 2.2 mm incision. The feedback from surgeons has been excellent, and this product will have a full release in the U.S. during April.

In summary, there are encouraging signs of progress resulting from hard work by our entire team. We’ve listened and understood from our shareholders and agree that we want to avoid any further dilution of our shareholders. We’ve still got a lot to do, but we can maintain the current positive momentum and execute successfully the cash reduction activities we believe we can begin to build shareholder value.

At this point in the call I’d like to turn it over to Deborah Andrews, our Chief Financial Officer. Deborah?

Deborah Andrews:

Thanks, Barry. Good afternoon, everybody. Our release this afternoon provides significant detail on the quarter’s financial performance as well as the full year, so my comments will be limited to specific highlights of the fourth quarter, as well as a brief discussion on the closing of the Canon Staar acquisition.

Sales for the fourth quarter were 3% higher than Q4 2006. Once again, our international operations generated strong sales growth. International sales were up nearly 15% as compared to the fourth quarter of 2006. Total refractive sales were 4.7 million, an increase of 26% compared to 3.8 million reported for the same period of 2006. Refractive growth was driven by strong international sales which grew 37% to 3.7 million. U.S. refractive sales were 1.1 million, a decrease of 3% compared to the 1.1 million reported for the same period of 2006 and were essentially flat compared to the third quarter of 2007. During the fourth quarter of 2007, refractive sales represented 30% of total sales compared to 24% last year.

Overall fourth quarter cataract product sales were 11 million as compared to 11.5 million last year. In the U.S. market, cataract sales were 3.6 million, a 19% decrease compared with the 4.5 million in the fourth quarter of last year. In international markets, cataract sales grew 5.7% to 7.4 million compared with 7 million last year due to the favorable effect of foreign exchange on sales.

Gross profit margin continues to improve. For the fourth quarter we achieved 50.1% gross profit margin as compared to 42.1% for the fourth quarter of 2006, and 49.7% for the third quarter of 2007. The increase year-over-year is primarily due to a reduction in inventory reserve and higher average selling prices of IOLs and ICLs, partially offset by the decrease—the effects of decreased IOL volume and increased other costs of sales—and other cost of sales. SG&A increased 4% to 11.6 million due to increased G&A costs resulting from increased legal fees and non-cash costs associated with the executive relocation, partially offset by decreased R&D costs. Marketing and selling expenses were flat year-over-year during the fourth quarter.

We ended the quarter with $11 million in cash, down from 14 million at the end of the third quarter. During the fourth quarter we saw increased cash usage over Q3 levels primarily due to the effect on cash receipts of the continued decline in U.S. cataract sales. We also used 972,000 in cash to pay a note payable to the former minority shareholders of our Australian subsidiary in connection with our acquisition of their 20% interest.

As Barry mentioned, we announced a major milestone for the Company in the form of our acquisition of Canon’s 50% interest in the Canon Staar joint venture. In connection with the transaction which closed on December 29th, 2007, we paid a total of $4 million in cash and issued 1.7 million shares of series A convertible preferred stock to Canon and Canon Marketing for their representative interest in the joint venture. This transaction was financed through a $5 million note with Broadwood Partners, L.P. Beginning in 2008 this transaction should increase our international revenue as well as our overall gross profit margin, excluding the effects of purchase accounting. Due to the investments in—due to investments the Japanese company will need to make in establishing its direct distribution infrastructure, we expect the operations to break even in the first year.

Based on the extensive U.S. rationalization efforts that took place during the fourth quarter and early 2008 as Barry discussed, we expect a significant reduction in cash burn in the first half of 2008 versus the first half of 2007 and continued improvement during the second half of 2008. We have heard the concerns expressed by our investors and believe we have a plan that will reverse the negative trend to the U.S. business and will conserve cash in order to prevent additional dilution to investors.

With that, I’d like to open—like to open, ask our Operator.

Operator:

Certainly. Ladies and gentlemen, at this time we will begin our question and answer session. As a reminder, if you do have a question at this time, please press the star, followed by the one on your touch-tone phone. Once you make that choice, if you decide you’d like to withdraw your question, pressing the star, followed by the two will remove your line from the queue. Also if you’re using speaker equipment today, please note you do need to lift your handset prior to making your selection.

Our first question’s coming from Larry Haimovitch with HMTC. Please go ahead.

Larry Haimovitch:

Good afternoon, Barry. Hi, Deborah.

Barry Caldwell:

Hi, Larry.

Deborah Andrews:

Hi.

Larry Haimovitch:

Several questions; let me start with maybe a little housekeeping. Deborah, when you calculate fully diluted common shares and include the Canon Staar series A, how many fully diluted common shares should we be thinking about?

Deborah Andrews:

Yes. Well, it’d be about—I—you know, 32 million.

Larry Haimovitch:

Roughly 32?

Deborah Andrews:

Yes.

Larry Haimovitch:

Okay. And I would assume that the Canon shares do get included in the fully diluted calculation.

Deborah Andrews:

Sure.

Larry Haimovitch:

Okay. Second of all, you and Barry talked quite a bit about cash burn and, yes, we’re all concerned about cash burn and we’re delighted that you’re listening to us. What is your sense—and I imagine there are several moving parts—either you or Barry can take a shot at this—what is your sense about what is the revenue break-even point for cash or P&L or both?

Deborah Andrews:

Well, I think we’d said in the past—you know, and I got to take out the Japanese joint venture—

Larry Haimovitch:

Right.

Deborah Andrews:

You know, 75 million approximately.

Larry Haimovitch:

Seventy-five. And although you didn’t provide guidance, if you add 12 on to what you did, you’re getting pretty close to that, aren’t you?

Deborah Andrews:

Yes.

Larry Haimovitch:

Yes. Okay. Barry, you mentioned good news on the first quarter refractive sales?

Barry Caldwell:

Yes.

Larry Haimovitch:

It’s my understanding that STAAR does not consign refractive IOLs but rather recognizes revenue on shipment. There were a couple of periods before your time where we saw some big bulges in growth, followed by slumps in growth because of inventory shifting. Are you confident that there’s no inventory building going on in what you’ve seen so far as what we would—what accountants would probably not refer to but I refer to it as apples-to-apples?

Barry Caldwell:

Yes. You raise a very good point, Larry, and we’ve spent quite a bit of time here going through this in terms of the value of bulk sales overall. And clearly as a business, we prefer to see single purchases rather than bulk.

Larry Haimovitch:

Mm-hmm.

Barry Caldwell:

So far the first, whatever it is, eight, nine, nine and a half weeks of the quarter, we’ve seen insignificant bulk orders so far this quarter. Now there’s certain customers that they only buy in bulk, like the military service.

Larry Haimovitch:

Mm-hmm.

Barry Caldwell:

But so far for this quarter we haven’t seen any of that, and I might add that I think the growth that we’ve seen so far—though it’s only a short period of time—I think it is encouraging in light of the fact that the number one share leader in laser-based refractive procedures is now projecting a 10% decline for the year based on what they’ve seen early in the—earlier in the year, and obviously the ICL is seeing different trends than that.

Larry Haimovitch:

Yes.

Barry Caldwell:

And secondly, in spite of what’s going on in the U.S. economy.

Larry Haimovitch:

Yes. Great. We’ve been waiting a long time for the preloaded injector to the—come to the U.S. market; that’s a product that you guys have desperately needed, and frankly, it’s been disappointing that you haven’t made the kind of progress I would have hoped. It sounds like you’re moving there. Could you give us a little more color on where we are in the preloaded injector, Barry?

Barry Caldwell:

Yes. First of all, I think, you know, the major stumbling block in the past came from the joint venture experience that we had in Japan and getting that cleared up at the end of the year, the team did a great job on completing successfully that acquisition. We’re now—we’ve now got full access to that technology. As a matter of fact, we have two members of the Monrovia R&D team in Japan all week this week going through and sharing core competencies so that’s very important.

Secondly, we’ve developed what we think is a pretty good regulatory strategy for getting this approved in the U.S. and while you’re always dealing with the FDA—and I don’t want to make any projections on when the product may become available—but I think we probably feel as confident, if not more confident, than we ever had in our regulatory strategy to get approval in the U.S.

Larry Haimovitch:

Some time—could you make some sort of wild guess about when we might see that product in the U.S., Barry?

Barry Caldwell:

No, but I’m encouraged by our strategy and, you know, when you’re dealing with the FDA, it’s just, you know, we’ve got to work under their guidelines.

Larry Haimovitch:

Sure.

Barry Caldwell:

Follow their processes, so it’s not fair to predict.

Larry Haimovitch:

Is it a PMA? Is it a 510k with clinicals? Is it a PMA supplement? What—just give us the idea of what the regulatory path is.

Barry Caldwell:

Now our current strategy is a 5 10-K with a real time supplement to follow.

Larry Haimovitch:

Okay, great. And, Deborah, one quick question for you and then I’ll jump back in the queue; I don’t want to be too pushy here about the time. On the fourth quarter or the year, obviously the dollar’s been very weak versus the Euro; in particular, you derive a lot of your foreign sales from Europe. How much did you benefit on the P&L just with pure translation as opposed to, again, the apples-to-apples of, you know, pure unit growth?

Deborah Andrews:

The effective exchange in the fourth quarter was $754,000 and on the full year it was 2.2 million.

Larry Haimovitch:

So you benefited full year sales 2.2 million and roughly three quarters of a million—

Deborah Andrews:

Yes.

Larry Haimovitch:

For Q4. Okay, great. Thanks very much. I’ll jump back in the queue.

Deborah Andrews:

Okay.

Barry Caldwell:

Thank you, Larry.

Operator:

All right, thank you. Actually, there are no further questions in queue at this point. Again, if you have a question at this time, please press the star, followed by the one now. If you’re listening via speaker equipment, it will be necessary to lift your handset prior to making that selection.

Rick Dauteuil with Columbia Management. Please go ahead.

Rick Dauteuil:

Yes, just a couple of questions. You—in the prepared remarks you outlined that you expect Canon to be at least, I think you said, 12 million in revenue and contributive to margins. And then I think Deborah’s comment later was, expect to be break-even for this first year. What kind of revenue—what is—what are the—are you using 12 million as your revenue number to get to that break-even status?

Deborah Andrews:

Yes.

Rick Dauteuil:

Okay. And then in answering the first gentleman’s question on break-even revenues without Canon, you said 75 million. Does that incorporate the costs save that were announced today?

Deborah Andrews:

No.

Rick Dauteuil:

So theoretically it should be less than that obviously, right?

Deborah Andrews:

Yes.

Rick Dauteuil:

Okay. What is the, you know, incremental you’ve seen some, I guess early on this year, that on the cataract side of the business a little bit of positive data so far, or results. What is the feeling on the new products and the timing of the new products and is there any kind of feedback from those independent reps?

Barry Caldwell:

Yes. I—good question, Rick, and you know, again let me reiterate; I’m just really pleased that the independent reps have hung in there with STAAR. I did last week visit with the entire east coast of our independent reps and we’ve got some really good folks out there. And, you know, I think in the past there’s been a big communication gap between the home office and that field force and maybe some of that was because of the management structure, the way it is. I think we’ve changed that now, and I think we’ve made some positive steps in opening up some real good communication between our direct reps and the home office. So I think that’s very helpful. I think—you know, when they—they went through a lot of emotions last year, not knowing if STAAR was going to continue to work with them and their manager was, you know, going through issues, so I think having gotten through all of that and making some changes and getting some new products in their hands, like these new delivery systems, which we showed to them last week, I think they’re going to be very beneficial for us in making the changes in a positive fashion on the cataract side.

Rick Dauteuil:

Any feedback from some of the recent media? Is it, you know—any—it’s probably too early to tell whether it’s likely to pull any kind of new business through the doctors, but has there been any early feedback?

Barry Caldwell:

Yes, we’ve certainly gotten a lot of calls. That first news clip up in the Bay area a couple of weeks ago—well it was early February, I think first week of February, that generated quite a call—quite a few calls as did The Today Show earlier this week, and we’ve got—that came from both patients and by—and from physicians doing ICLs. And, of course, physicians would like to find their own ways to get some media attention to what they’re doing and that’s part of our new strategy with our practice development managers is to help them find ways to get this type of media around what they’re doing in their local communities.

Rick Dauteuil:

Okay. And then lastly, the $1 million or so in—you know, outside of the operating in—losses, related to buying in—forgive me for the—not knowing the details—what was in there, an Australian [inaudible]?

Deborah Andrews:

Right, right, correct.

Rick Dauteuil:

Okay, it—is there anything outside of operating burn that you’re expecting this year? Is there anything on the horizon that—

Deborah Andrews:

[Inaudible].

Rick Dauteuil:

Okay.

Deborah Andrews:

The biggest thing that we’re going to have are costs associated with the valuation—fair valuation of the Japanese joint venture. But that’s still—regardless, I’d still forecast the cash burn will be less in the first half of this year versus what it was last year, because last year we had the dummy lens investigation costs in the first half, which was—which were pretty significant. So, you know, but nothing other than that really.

Rick Dauteuil:

So what—when you say, the value in the joint venture, that’s using an outside professional firm and the fees associated with that, is that what you’re referring to?

Deborah Andrews:

Yes. We’ve had to engage PWC to perform a fair evaluation of, you know, all the intangibles, that kind of thing.

Rick Dauteuil:

Okay. So when are you scheduled to go on Oprah’s show? I guess that’s the key thing here.

Deborah Andrews:

Yes.

Barry Caldwell:

So, we’ll try to do our best to move that forward as quickly as we can, Rick.

Rick Dauteuil:

Okay. All right, that’s all I have. Thanks, again.

Barry Caldwell:

Thank you, Rick.

Operator:

All right, thank you. We have a follow-up from Larry Haimovitch. Please go ahead.

Larry Haimovitch:

Deborah or Barry, can—could we drill down a little bit more in Japan? I want to make sure I understand. There’s—you’ve said there’s going to be an extra 12 million in sales this year, but in ’07 when you owned 50% of the joint venture, didn’t you take in—consolidate half of the sales, so is the 12 million over and above what you took in in ’07? Or is it 100% of ’08 sales?

Barry Caldwell:

No, it’s 100%, Larry, because prior to the acquisition it was an unconsolidated affiliate so there was nothing recognized on the revenue line from—

Larry Haimovitch:

All right.

Barry Caldwell:

[Inaudible] STAAR.

Larry Haimovitch:

So if we look at the estimated or guestimated 2008 STAAR Japan, it’s a $12 million revenue business and you’re saying, given that you’re developing your own infrastructure and stuff, we should expect cost of goods and operating expenses to roughly come to 12 million, thus it’s a break-even?

Deborah Andrews:

Right.

Larry Haimovitch:

And how does the—its operating expenses look relative to the cost of goods, Deborah? Is it a relatively low cost of goods as we see in a lot of IOL businesses and a fairly high SG&A R&D?

Deborah Andrews:

Yes. I would say so, yes.

Larry Haimovitch:

Okay. And then let’s go beyond ’08, Barry. Do you have any thoughts on what we can do to grow that business in ’09 and ’10? Are there new products that can come in? Is it better management? Is it more reps? Is it, you know, lower cost of goods, or what do you look at as initiatives beyond ’08?

Barry Caldwell:

Well I think first and foremost, and what’s been exciting to us since the close of the acquisition is that we know we have obviously some core competencies here in Monrovia in terms of material and intraocular lens products. We also know in Japan with the acquisition that there’s some core competencies that we’ve acquired there. And that’s why, for example, there are meetings going on in Japan all week this week with Monrovia and Japan engineers to really find where the synergies are in those core competencies. We have some expectations, and our expectations are that by combining the core competencies, we’re going to come out better in some key areas in terms of IOL products and key areas in terms of materials and delivery systems and maybe some new product ideas.

Larry Haimovitch:

Barry, when we look at the revenue base for Canon Staar, it’s all entirely intraocular lenses of a cataract or also includes refractive lenses in that mix of sales?

Barry Caldwell:

There’s a little bit of refractive sales in Japan. The ICL’s not yet approved in Japan. We’re making progress in the regulatory process there and there are some expectations that we would get approval for the ICL in ’09 but not this year.

Larry Haimovitch:

Okay. So you have that potentially as a nice addition to the product line there?

Barry Caldwell:

Yes.

Deborah Andrews:

Yes.

Larry Haimovitch:

And then the other questions, Barry, for you and maybe Deborah can pipe in as well, you’re cutting pretty significantly your operating costs and that’s a large number compared to, you know, your overall expense levels and your overall revenue level. How do you fine tune that so you don’t cut through the bone and end up with more cuts that are demoralizing and slow the organization down?

Barry Caldwell:

Larry, I think that’s a great question and except—you know, from my past experiences, I’d say we have a lot of fat here so we’re not—

Larry Haimovitch:

Yes.

Barry Caldwell:

Getting close; we’re not getting close to the bone.

Larry Haimovitch:

Yes. So the—so there’s been plenty of opportunities here that don’t suggest cutting too close. How about R&D? Are you comfortable with the R&D spending level? Or would you hope over time to be able to jack that up?

Barry Caldwell:

Well I think we’ve got to wait to see how these core competencies fit with what we’ve acquired in Japan because—

Larry Haimovitch:

Mm-hmm.

Barry Caldwell:

You know, we’ll now have an R&D department for cataract products in Monrovia and in Japan, so we’ve got to analyze that as we go through this year.

Larry Haimovitch:

Yes. Great. Okay, thanks very much.

Barry Caldwell:

Thank you.

Operator:

All right, thank you. Our next question’s from Jack Fraser with Seamark Capital. Please go ahead.

Jack Fraser:

Hey, guys. I just want to make sure I understand the progress in the nanoPOINT™ accurately. So if I understood you correctly, Barry, you’re thinking that the nanoPOINT™ delivery system could be fully released in the U.S. in April of this year, is that right?

Barry Caldwell:

That’s correct. Yes, we’re in pre-market release right now, and we’re using it in cataract surgery every day.

Jack Fraser:

Okay. And where are we in terms of the FDA review process of that injector?

Barry Caldwell:

It’s approved.

Jack Fraser:

Okay. Could you share with us a little more about what you’re finding in the IP side of the Canon Staar JV with respect to injector technology? What—just generally speaking, what aspects of what they have are appealing to you? And what—and where might they be applicable?

Barry Caldwell:

Well first of all, I think from our experience in the joint venture, we realize that there’s some very good intellectual property around injector systems, and we think provides us some protection, not only in Japan but worldwide. And so that’s—that was very important to us in terms of this acquisition. So we—I would say overall, Jack, we feel like this puts us in a unique and number one position in—yes, worldwide in terms of IP around injector technology.

Jack Fraser:

Okay, super. And I’m just wondering—and, Deborah, maybe you have a view on this—how would you like us to think of Q4 ICL volumes in Europe as compared to the prior year?

Barry Caldwell:

Q4?

Jack Fraser:

Yes. I know it’s last quarter. How would you like—I mean how were—how was year-over-year ICL volumes comparisons in Europe, which had been a strong market for you?

Barry Caldwell:

In just Europe.

Deborah Andrews:

I mean Q4 increased 37%.

Barry Caldwell:

Internationally.

Deborah Andrews:

Internationally versus Q4 2006.

Jack Fraser:

Mm-hmm. And—but Korea’s been growing relatively rapidly, right, and—

Deborah Andrews:

That’s Korea and Spain; they both have been growing pretty rapidly.

Jack Fraser:

Okay, super. And as yet we’re not yet marketing in India, is that right?

Barry Caldwell:

That’s correct.

Jack Fraser:

Is there any thought as to when that might develop?

Deborah Andrews:

Well I think there are plans to.

Barry Caldwell:

Well we’ve made investments, and we will be selling in India during ’08. We do expect that we have above average growth rate in India in ’08, but that is above—I mean that’s on a low base to start with.

Jack Fraser:

Okay, super. And just last question, you know, the SFDA approval in China was obviously fairly sweeping. Should we be thinking that there is a possible ramp in volumes that will be actually noticeable or material to results as the year wears on with respect to volumes and in business levels coming out of China?

Barry Caldwell:

Well, we do know, Jack, that, you know, the ICL in China was approved late in ’06.

Jack Fraser:

Yes.

Barry Caldwell:

And in its first year China became our number four market in terms of ICL products and that was without—that was without the Toric. So now with the Toric and the Hyperopic ICL and the population and the demographics of China, you know, we think that we will—this will be a significant opportunity for us in ’08 in terms of growth we can get from Toric. Generally, if you look across the world where the Toric is approved, the Toric represents about one third of the total ICLs in that country.

Jack Fraser:

Mm-hmm. Super. Thanks very much, guys. Congrats on the work.

Deborah Andrews:

[Inaudible].

Barry Caldwell:

Thank you, Jack.

Deborah Andrews:

Jack.

Operator:

All right, thank you. Your next question’s coming from Michael Lyons, a private investor. Please go ahead.

Michael Lyons:

Barry, Mike and I just wanted to try to understand the U.S. market—the IOL U.S. market and the problems you’re having with that. The preloaded—if I’m not mistaken that’s silicone, and I thought we were going to be going in the direction of Collamer®?

Barry Caldwell:

Yes, yes. Good question, Michael. You’re right that the preloaded injector technology that we have today—that’s the first [inaudible] preloaded technology that will move forward in the U.S. is for the silicone product. Recognizing, you’re right, that the silicone percentage overall of the IOL market in the U.S. is declining; I think it’s somewhere between 28 and 30% today and will continue to decline two or three points a year. But even at 20% of the market, that’s still 600,000 procedures in the U.S. where a silicone IOL product will be used, and we believe that the silicone preloaded injector will give us an advantage in that market position.

Secondly, the preloaded technology used outside of the U.S. that we’re selling includes an acrylic IOL, so outside the U.S. preloaded is with acrylic intraocular lenses and, you know, there is some hope—not in ’08—but as we move forward that STAAR will be able to offer an acrylic preloaded injector in the U.S. And then the next step would be—and the—but this requires a new invention—we don’t have the answer to that today is—in our Collamer® material, which we certainly believe is the best material available on the market today, into a preloaded product.

Michael Lyons:

I see. All right. Well thanks so much and I’ve been doing some cost averaging and going for the long-term so we’ll see.

Barry Caldwell:

We’re with you, Michael.

Michael Lyons:

Thank you, buddy.

Barry Caldwell:

Thank you.

Operator:

All right, thank you. Once again, ladies and gentlemen, if there are any additional questions at this time, please press the star, followed by the one now. And again, please remember if you’re on speaker equipment, it is necessary to lift the handset before making that selection. Star, one if you have a question at this time.

And I’m not registering any further questions. Please continue with any closing comments.

Barry Caldwell:

Okay, Michael, if there are no further questions, what I would like to leave you with is, maybe a way you can look at us in 2008 and measure our performance and what we’re doing—so I’d like to give you some key metrics to watch in order to gauge what our progress is. I think the first metric that we’re looking at is cash burn quarter-by-quarter. As Deborah reviewed, we expect our cash burn to be higher in the first half of the year as compared to the second half of the year due to the acquisition cost and the audit fees, et cetera. However, our cash burn in the first quarter should be dramatically lower than our cash burn during the first quarter of 2007 and that cash burn should continue to decline through the year.

The second metric to look at is our continued gross margin improvement. We’ve said that Japan will help our gross margin, and we think we’ll see the beginning of that impact in Q2 and Q3 and 4 as we continue through the year. The third metric would be our international revenue growth, and we’re expecting those growth rates to be comparable to or better than our ’07 rates and that’s without Japan. So factor Japan out of that because if you throw a 12 million plus in, obviously you’re going to have some nice growth numbers, but excluding that, we’re expecting the same type of growth rate.

The fourth metric then would be Japan and we expect, as we’ve said, those revenues to exceed $12 million. Then the fifth metric would be the domestic ICL growth rate, which we expect it to be a growth rate in 2008 versus what happened in ’07. So we thank you very much for participating on the call this afternoon, and we might add that if you have any questions you’d like to follow-up with, please feel free to give Deborah or I a call here in Monrovia. Thank you very much and have a nice evening.

Operator:

Thank you. Ladies and gentlemen, this does conclude the STAAR Surgical Q407 Results Conference Call. At this time you may disconnect. Have a very pleasant rest of your day and we thank you for using ACT Conferencing.

End